UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
              the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[ ] Preliminary Information Statement          [  ] Confidential, for use of the
                                               Commission only (as permitted by
                                               Rule 14c-5(d)(2))
[X] Definitive Proxy Statement

                              MACROCHEM CORPORATION
                (Name of Registrant as Specified in Its charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

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(2)  Form, Schedule or Registration Statement No.:

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(4)  Date Filed:

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                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421

                              INFORMATION STATEMENT
                             DATED JANUARY 17, 2006

                           --------------------------

         THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           --------------------------

     This Information Statement is being furnished to all holders of record of the common stock, par value $0.01 per share, of MacroChem Corporation ("MacroChem", the "Company", "we", "us" or "our") and Series C Cumulative Convertible Preferred Stock, par value $0.01 per share, of MacroChem (the "Series C Preferred Stock") at the close of business on January 6, 2006. Unless otherwise indicated, all references in this Information Statement to common stock share numbers and per-share prices of common stock reflect the 1 for 7 reverse stock split of the Company's common stock, which was approved by our stockholders at our annual meeting of stockholders on June 14, 2005 and which became effective as of December 30, 2005.

     The Series C Preferred Stock is convertible into shares of common stock and votes together with the common stock on an as-if-converted to common stock basis. The Certificate of Designations, Rights and Preferences of the Series C Preferred Stock (the "Certificate of Designation") contains a provision that restricts a holder of Series C Preferred Stock from (i) converting Series C Preferred Stock into common stock to the extent that such conversion would result in the holder owning more than 4.95% of the issued and outstanding common stock of the Company or (ii) voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of the issued and outstanding common stock of the Company (the "Beneficial Ownership Cap"). The Certificate of Designation also provides, however, that a holder of Series C Preferred Stock may elect, subject to certain conditions, to be exempt from the Beneficial Ownership Cap. On January 3, 2006, there were 250 shares of Series C Preferred Stock issued and outstanding, 200 of which were issued to SCO Capital Partners LLC and the remaining 50 of which were issued to Lake End Capital LLC. The 200 shares of Series C Preferred Stock held by SCO Capital Partners LLC, which has elected to be exempt from the Beneficial Ownership Cap, were convertible into an aggregate of 11,428,571 shares of common stock. The 50 shares of Series C Preferred Stock issued to Lake End Capital LLC, which is subject to the Beneficial Ownership Cap, were convertible into 311,599 shares of common stock. As a result, on January 3, 2006, the Series C Preferred Stock was convertible into an aggregate of 11,740,170 shares of common stock. Together with the 5,983,341 shares of common stock outstanding on January 3, 2006, the total number of shares eligible to vote or consent to a matter (on an as-if-converted to Common Stock basis) is 17,723,511, which amount is referred to in this Information Statement as the "Voting Securities." Each share of common stock (including the shares of common stock into which the Series C Preferred Stock is convertible) entitles the holder to one vote with respect to the matters discussed in this Information Statement. Other than the common stock and the Series C Preferred Stock, the Company has no other Voting Securities.

     This Information Statement advises shareholders:

          o that the Board adopted resolutions on December 23, 2005 to authorize an amendment to the Company's certificate of incorporation to effect a reverse stock split of the Company's common stock, pursuant to which any six shares of issued and outstanding common stock on the date of the filing of the amendment to the Company's certificate of incorporation would be combined into one share of common stock and to authorize the Company's Board of Directors to file such amendment with the Secretary of State of the State of Delaware; and

          o that the above-mentioned action was approved by written consent by the holders of the Series C Preferred Stock, who hold approximately 66.2% of the outstanding Voting Securities (the "Principal Stockholders").

     The action described above will not become effective until the filing with the Secretary of State of the State of Delaware of the amendment to the Company's certificate of incorporation, which will not occur before the date that is twenty (20) days from the date of the mailing of this Information Statement.

     This Information Statement is first being provided to the stockholders on or about January 18, 2006.

REQUIRED CONSENT

     Consistent with Delaware law and under the Company's bylaws, stockholder approval of an action may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Under Delaware law, the affirmative vote of a majority of the outstanding shares of the Company's voting stock is required to approve an amendment to the Company's certificate of incorporation, as amended.

                  RECENT PRIVATE PLACEMENT - CHANGE OF CONTROL

     On December 23, 2005, we entered into a Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement") with SCO Capital Partners LLC and Lake End Capital LLC (the "Purchasers"). Pursuant to the terms of the Purchase Agreement, we issued 250 shares of our Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") and six-year warrants (the "Warrants") to purchase 14,285,714 shares of the Company's common stock at an exercise price of $0.21 per share, for an aggregate purchase price of $2.5 million. The Warrants contain an exercise restriction similar to the Beneficial Ownership Cap restriction of the Series C Preferred Stock, such that the right of a holder to exercise a warrant is restricted to the extent that it would cause the holder to beneficially own more than 4.95% of the issued and outstanding common stock of the Company. SCO Capital Partners LLC has elected to be exempt from this restriction, but Lake End Capital LLC has not. The Purchasers funded the aggregate purchase price from their cash reserves. The Purchase Agreement also provides that we may sell additional shares of Series C Preferred Stock and warrants thereunder on or before January 31, 2006. There can be no assurance that there will be any additional closings under the Purchase Agreement or that we will be able to raise any additional capital.

     The terms and provisions of the Series C Preferred Stock are set forth in the Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock, a copy of which is attached as an exhibit to the Company's Current Report on Form 8-K dated as of December 27, 2005. The Series C Preferred Stock has a liquidation value of $10,000 per share, is entitled to a dividend of 10% per annum, payable in shares of our common stock at our option, which dividend rate is subject to increase to 14% upon the occurrence of certain events. The number of shares of common stock into which each share of Series C Convertible Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued and unpaid dividends thereon by $0.175. As of January 3, 2006, the Series C Preferred Stock acquired by the Purchasers is convertible into 11,740,170 shares of common stock. The holders of the Series C Preferred Stock vote on an as-converted basis with the holders of our common stock (subject to the Beneficial Ownership Cap applicable to Lake End Capital LLC), and therefore hold approximately 66.2% of the voting power of our outstanding securities. Assuming both the conversion of the Series C Preferred Stock and the exercise of all of the warrants acquired by the Purchasers (subject to the Beneficial Ownership Cap applicable to Lake End Capital LLC), the Purchasers would hold approximately 80% of the outstanding common stock of the Company. Consequently, the Purchasers have acquired control of the Company.

     In addition, pursuant to the terms of the Purchase Agreement, we agreed to effect a 1 for 6 reverse split of our common stock as promptly as practicable in addition to the 1 for 7 reverse split of our common stock which, following approval by our stockholders at our annual meeting of stockholders on June 14, 2005, we effected as of December 30, 2005. As noted above, the Purchasers have submitted written consents approving this 1 for 6 stock split, which is expected to become effective 20 days after we send this information statement to our stockholders.

     The Purchase Agreement also provides that, for as long as at least 20% of the shares of Series C Preferred Stock issued thereunder remain outstanding, SCO Capital Partners LLC has the right to designate two individuals to serve on our board of directors (the "SCO Director Designees"). On December 28, 2005, SCO Capital Partners LLC informed MacroChem that the initial SCO Director Designees shall be Jeffrey B. Davis and Howard S. Fischer. The Purchase Agreement prohibits us from taking certain actions without the approval of a majority of our board of directors, which majority must include at least one of the SCO Director Designees, until we have received gross proceeds of at least $3.5 million from additional closings under the Purchase Agreement, as described below, or March 31, 2006, whichever occurs first. There can be no assurance that there will be any additional closings under the Purchase Agreement or that we will be able to raise any additional capital. Until we are able to raise additional capital, if at all, our operations will be significantly limited.

     SCO Securities LLC, an affiliate of SCO Capital Partners LLC, acted as placement agent in connection with the private placement. For its services as placement agent, we paid SCO Securities LLC a fee equal to 7% of the gross proceeds, or $175,000, and issued a six-year warrant to purchase 1,428,571 shares of our common stock at an exercise price of $0.175 per share. The terms of the warrant issued to the placement agent are the same as the terms of the warrants issued to the Purchasers except that the exercise price of the warrant issued to the placement agent is $0.175. On December 28, 2005, SCO Securities LLC assigned its warrant to the following four persons in the amounts listed:
(i) warrant to purchase 857,143 shares of common stock to SCO Capital Partners LLC; (ii) warrant to purchase 285,714 shares of common stock to Lake End Capital LLC, (iii) warrant to purchase 142,857 shares of common stock to Mark Alvino and
(iv) warrant to purchase 142,857 shares of common stock to Howard Fischer. We also paid SCO Securities LLC $25,000 for out-of-pocket expenses incurred in connection with the transaction and agreed to pay all reasonable expenses of the Purchasers incurred in connection with the private placement.

     The securities offered and sold to the Purchasers in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and were sold in reliance upon the exemption from securities registration afforded by Regulation D under the Securities Act. All of the Purchasers represented to MacroChem that they were "accredited investors", as defined in Rule 501 of Regulation D. In connection with the private placement, MacroChem entered into an Investor Rights Agreement with the Purchasers, pursuant to which MacroChem is required to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock issuable upon conversion of the Series C Preferred Stock, issuable as payment of dividends on the Series C Preferred Stock and issuable upon exercise of the Warrants and the warrants issued to the placement agent.

     The above summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions in the agreements which are attached as exhibits to our Current Report on Form 8-K filed on December 27, 2005, which is incorporated herein by reference.

                                  AMENDMENT TO
          CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

OVERVIEW

     The Board of Directors of the Company (the "Board") has unanimously approved an amendment to the Company's certificate of incorporation to effect a reverse stock split of all outstanding shares of the Company's Common Stock at an exchange ratio of one-to-six. The text of the form of amendment to the Company's certificate of incorporation is attached to this information statement as Appendix A. In addition, the Board has determined that effecting such a reverse split is in the best interests of MacroChem and its stockholders, and the holders of the Series C Preferred Stock holding approximately 66.2% of the outstanding Voting Securities have duly approved the one-for-six reverse stock split. The reverse stock split will become effective upon the filing of the amendment to the Company's certificate of incorporation with the Secretary of State of the State of Delaware, which will not occur before the date that is twenty (20) days from the date of the mailing of this Information Statement.

     As a result of the one for six reverse stock split, each six shares of outstanding Common Stock will be exchanged for one new share of Common Stock. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, MacroChem is authorized to issue up to a total of 106,000,000 shares of capital stock, consisting of 6,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock. This amendment will not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock will remain at 106,000,000, consisting of 6,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock. The par value of the Preferred Stock and Common Stock will remain unchanged at $0.01 per share.

     In addition to the 5,983,341 shares of Common Stock outstanding at January 3, 2006, the Board has reserved up to approximately 94,016,659 shares of Common Stock which may be issued upon conversion of other classes of securities, including subsequently issued shares of Series C Preferred Stock, exercise of warrants, options and rights, including options and rights granted under the Company's stock option plans. Except with respect to the shares of common stock issuable upon conversion of the Series C Preferred Stock at the request of the holder thereof, issuable in payment of dividends on the Series C Preferred Stock, or issuable upon the exercise, at the option of the holder, of any outstanding options or warrants, or in connection with equity financing activities, at present the Board has no other commitment to issue the additional shares of Common Stock. The Purchase Agreement described above provides that we may sell additional shares of Series C Preferred Stock and warrants thereunder on or before January 31, 2006, but there can be no assurance that there will be any additional closings under the Purchase Agreement or that we will be able to raise any additional capital.

REASONS FOR THE REVERSE STOCK SPLIT

     The Board believes that the increased market price of the Common Stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     The Board does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

     The Board has determined that the reverse stock split is in the best interests of MacroChem and its stockholders. Such determination was based upon certain factors, including existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock.

EFFECTS OF THE REVERSE STOCK SPLIT

     After the effective date of the reverse stock split, each stockholder will own a reduced number of shares of the Common Stock. However, the reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests, except to the extent that the reverse split results in any of the stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the reverse stock split. For example, if a stockholder holds fewer than 6 shares of Common Stock immediately prior to the effectiveness of the 1 for 6 reverse stock split, the 1 for 6 reverse stock split would result in that stockholder having only a fractional share interest, and thus that stockholder would receive cash in lieu of the fractional share interest and would cease to own any shares of Common Stock. Furthermore, the cumulative effect of the 1 for 6 reverse stock split described in this Information Statement and the 1 for 7 reverse stock split effected by the Company at the close of business on December 30, 2005 is a 1 for 42 reverse stock split. Thus, if a stockholder held less than 42 shares immediately prior to the effectiveness of the 1 for 7 reverse stock split on December 30, 2005, then, upon the effectiveness of the 1 for 6 reverse stock split described in this Information Statement, that stockholder would have only a fractional share interest, and would thus receive cash in lieu of the fractional share and would cease to own any shares of Common Stock.

     The approximate number of shares of our Common Stock that will be outstanding as a result of the reverse stock split, based on 5,983,341 shares of our Common Stock outstanding as of January 3, 2006 and without accounting for fractional shares which will be cancelled and paid for in cash, will be 997,224. Up to approximately 30,270,000 shares will be reserved for issuance pursuant to the outstanding options, warrants or Series C Preferred Stock and for future issuances under the Company's equity incentive plans.

     Although the reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in MacroChem (subject to the treatment of fractional shares), the number of authorized shares of Common Stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's certificate of incorporation or bylaws. The Company currently does not have any plans to issue additional shares of Common Stock, other than upon conversion of, or in payment of dividends on, shares of Series C Preferred Stock, or upon exercise of outstanding options and warrants. The Purchase Agreement described above provides that we may sell additional shares of Series C Preferred Stock and warrants thereunder on or before January 31, 2006, but there can be no assurance that there will be any additional closings under the Purchase Agreement or that we will be able to raise any additional capital.

     The reverse stock split will reduce the number of shares of Common Stock available for issuance under the Company's 2001 Incentive Plan in proportion to the one for six exchange ratio. There are also certain outstanding stock options and warrants to purchase shares of Common Stock and shares of Series C Preferred Stock which are convertible into shares of Common Stock. Under the terms of the outstanding stock options and warrants and the Series C Preferred Stock, the reverse stock split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants and issuable upon conversion of such Series C Preferred Stock in proportion to the one for six exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants and the conversion price of the Series C Preferred Stock. None of the rights

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currently accruing to holders of our Common Stock, options, warrants or Series C
Preferred Stock would be affected by the reverse stock split.

     The reverse stock split will increase the number of stockholders of MacroChem who own "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Common Stock under the Exchange Act. Following the reverse stock split, the Common Stock will continue to be quoted on the OTCBB.

EFFECTIVE DATE

     The reverse stock split will become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Company's certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the one-to-six reverse stock split ratio.

PAYMENT FOR FRACTIONAL SHARES

     The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the "exchange agent."

     No fractional shares of Common Stock will be issued as a result of the reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock on the effective date by (ii) the number of shares of Common Stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should


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

not destroy any stock certificate and should not submit any certificates until requested to do so.

ACCOUNTING CONSEQUENCES

     The par value per share of Common Stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced proportionally, based on the one-to-six exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. It is not anticipated that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect to the amendment to the Company's certificate of incorporation to effect the reverse split and the Company will not independently provide the stockholders with any such right.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REVERSE STOCK SPLIT

     The following is a summary of material U.S. federal income tax considerations of the reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, constructive sale or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws (including other U.S. federal tax laws). Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR AS TO HIS OR HER OWN SITUATION AND THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code and is not part of a plan to increase periodically a stockholder's proportionate interest in the assets or earnings and profits of the Company. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the


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reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged therefor.

     A holder of the pre-reverse split shares who receives cash in lieu of a fractional share interests in the post-reverse split shares should generally be treated as having received that cash as a distribution in redemption of the fractional share. Such holder should consult his or her own tax advisor in regards to the tax effect of the redemption (i.e., capital gain or dividend treatment) in light of his or her particular facts and circumstances.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

REQUIRED CONSENT

     The affirmative consent of the holders of a majority of the shares of the Common Stock, determined assuming conversion of issued and outstanding Series C Preferred Stock into Common Stock, is required to approve the amendment to the Company's certificate of incorporation effecting the reverse split. The Principal Stockholders, who hold a majority of the outstanding Voting Stock, have consented to the Reverse Stock Split.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of January 3, 2006 (except as noted), information concerning ownership of our common stock by (1) each person known by us to be the beneficial owner of more than five percent (5%) of our outstanding Common Stock and Series C Preferred Stock, (2) each of our directors, (3) each of our executive officers who were serving as executive officers as of December 31, 2005 and (4) all directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. There were a total of 5,983,341 shares of our Common Stock and 250 shares of our Series C Preferred Stock outstanding on January 3, 2006.

     We have determined the number of shares beneficially owned by each stockholder under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 3, 2006 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

                                           NAME AND ADDRESS                  NUMBER OF SHARES         PERCENTAGE
     CLASS OF STOCK                      OF BENEFICIAL OWNER                BENEFICIALLY OWNED         OF CLASS
------------------------        --------------------------------------      ------------------        ----------
                                FIVE PERCENT STOCKHOLDERS
Series C Preferred Stock        SCO Capital Partners LLC (1)..........             200                  80.00%
Series C Preferred Stock        Lake End Capital LLC (2)                            50                  20.00%

                                DIRECTORS AND EXECUTIVE OFFICERS (3)
Series C Preferred Stock        Robert J. DeLuccia (3)................              0                      *
Series C Preferred Stock        Bernard R. Patriacca (3)..............              0                      *
Series C Preferred Stock        Melvin A. Snyder (3)(4)...............              0                      *
Series C Preferred Stock        Thomas C.K. Chan (3)(4)...............              0                      *
Series C Preferred Stock        Glenn E. Deegan (3)...................              0                      *
Series C Preferred Stock        Peter G. Martin (3)...................              0                      *
Series C Preferred Stock        Michael A. Davis (3)..................              0                      *
Series C Preferred Stock        Paul S. Echenberg (3).................              0                      *
Series C Preferred Stock        John L. Zabriskie (3).................              0                      *
Series C Preferred Stock        Jeffrey B. Davis (2)(5)...............              50                  20.00%
Series C Preferred Stock        Howard S. Fischer (5).................              0                      *
Series C Preferred Stock        All directors and officers as a
                                    group (11 persons)................              50                  20.00%

                                FIVE PERCENT STOCKHOLDERS
Common Stock                    SCO Capital Partners LLC (1)..........          23,714,285              79.85%
Common Stock                    Galleon Management L.P. (6)...........           518,963                 8.62%
Common Stock                    Arnold H. Snider (7)..................           411,515                 6.88%

                                DIRECTORS AND EXECUTIVE OFFICERS (3)
Common Stock                    Robert J. DeLuccia (3)(8).............           161,422                 2.64%
Common Stock                    Bernard R. Patriacca (3)(8)(9)........            77,189                 1.28%
Common Stock                    Melvin A. Snyder (3)(4)(8)(9).........            70,369                 1.16%
Common Stock                    Thomas C.K. Chan (3)(4)(8)(9).........            75,200                 1.24%


                                       11

Common Stock                    Glenn E. Deegan (3)(8)(9).............            43,040                   *
Common Stock                    Peter G. Martin (3)(8)................            21,752                   *
Common Stock                    Michael A. Davis (3)(8)...............            20,999                   *
Common Stock                    Paul S. Echenberg (3)(8)(10)..........            27,300                   *
Common Stock                    John L. Zabriskie (3)(8)(11)..........           130,491                 2.16%
Common Stock                    Jeffrey B. Davis (2)(5)...............           311,599                 4.95%
Common Stock                    Howard S. Fischer (5)(12).............           142,857                 2.33%
                                All directors and officers as a
Common Stock                        group (11 persons) (8)(9).........          1,082,218               15.65%
------------------

* Less than one percent (1%).
(1) According to a Schedule 13D dated December 23, 2005, filed jointly by SCO Capital Partners LLC, SCO Securities LLC and Steven H. Rouhandeh, SCO Capital Partners LLC is the record owner of the securities listed in the table. Mr. Rouhandeh, as Chairman and sole member of SCO Capital Partners LLC, has sole dispositive and voting power with respect to all shares listed in the table. The shares of common stock listed as beneficially owned by SCO Capital Partners LLC include 12,285,714 shares of common stock issuable upon the exercise of warrants exercisable within 60 days and 11,428,571 shares of common stock issuable upon the conversion of Series C Preferred Stock convertible within 60 days. The address of SCO Capital Partners LLC is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.
(2) Lake End Capital LLC is the record owner of the securities listed in the table. Mr. Jeffrey Davis, as managing member of Lake End Capital LLC, has sole dispositive and voting power with respect to all shares held of record by Lake End Capital LLC. The shares of common stock listed as beneficially owned by Jeffrey Davis include the shares of common stock issuable upon the conversion of the Series C Preferred Stock held by Lake End Capital LLC and upon exercise of the warrants held by Lake End Capital LLC within 60 days. The Series C Preferred Stock and the warrants held by Lake End Capital LLC are subject to restrictions on their conversion and exercise, respectively, such that as a result of their conversion or exercise, Lake End Capital LLC, together with its affiliates, cannot hold more than 4.95% of the issued and outstanding common stock of the Company. The address of Lake End Capital LLC is 33 Tall Oaks Drive, Summit, New Jersey 07501.
(3) The address of Mr. DeLuccia, Mr. Patriacca, Mr. Snyder, Dr. Chan, Mr. Deegan, Mr. Martin, Dr. Davis, Mr. Echenberg and Dr. Zabriskie, is c/o MacroChem, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(4) As of November 30, 2005, Mr. Snyder and Mr. Chan are no longer employed by the Company. Other than with respect to the options and/or warrants held by Mr. Snyder or Mr. Chan as described in note (8) below, the share ownership of Mr. Snyder and Mr. Chan reflected in the table is as of November 30, 2005.
(5) On December 29, 2005, Mr. Jeffrey Davis and Mr. Fischer were appointed to the Company's board of directors. Mr. Davis and Mr. Fischer were designated by SCO Capital Partners LLC in accordance with terms and provisions of the Purchase Agreement and constitute the "SCO Designated Directors" (as defined in the Purchase Agreement). The address of Mr. Davis and Mr. Fischer is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.
(6) According to a Schedule 13-G/A dated December 31, 2004, filed jointly by Galleon Management, L.P. ("Galleon"), Raj Rajaratnam, Galleon Management, L.L.C., Galleon Advisors, L.L.C., Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., and Galleon Healthcare Offshore, Ltd. (collectively, the "Galleon Entities"), Mr. Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P. have shared dispositive and voting power with respect to all shares listed in the table, Galleon Advisors, L.L.C. has shared dispositive and voting power with respect to 71,030 of the shares listed in the table, Galleon Captains Partners, L.P. has shared dispositive and voting power with respect to 21,916 of the shares listed in the table, Galleon Captains Offshore, Ltd. has shared dispositive and voting power with respect to 83,555 of the shares listed in the table, Galleon Healthcare Partners, L.P. has shared dispositive and voting power with respect to 49,114 of the shares listed in the table and Galleon Healthcare Offshore, Ltd. has shared dispositive and voting power with respect to 364,378 of the shares listed in the table. The shares listed as beneficially owned by Galleon include the following numbers of shares issuable upon the exercise of warrants exercisable within 60 days: Galleon Captain's Offshore, Ltd.-4,068 shares; Galleon Captain's Partners, LP-1,017 shares; Galleon Healthcare Offshore, Ltd.-25,285 shares; and Galleon Healthcare Partners, LP-3,285 shares. The address of the


                                       12

     principal place of business of Galleon Management L.P. is 135 East 57th Street, 16th Floor, New York, NY 10022.
(7) According to a Schedule 13-G/A dated December 31, 2004, filed jointly by Arnold H. Snider, Deerfield Capital, L.P. ("Deerfield Capital"), Deerfield Partners, L.P. ("Deerfield Partners"), Deerfield Management Company, L.P. ("Deerfield Management") and Deerfield International Limited ("Deerfield International", and collectively with Arnold H. Snider, Deerfield Capital, Deerfield Partners, Deerfield Management and Deerfield International, the "Deerfield Entities"), Arnold H. Snider has shared dispositive and voting power with respect to all shares listed in the table, Deerfield Capital and Deerfield Partners have shared dispositive and voting power with respect to 198,762 of the shares listed in the table and Deerfield Management and Deerfield International have shared dispositive and voting power with respect to 212,753 of the shares listed in the table. The address of the principal place of business of Deerfield International is c/o Hemisphere Management (B.V.I.) Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, BVI. The address of the principal place of business of each of the other entities is 780 Third Avenue, 37th Floor, New York, NY 10017.
(8) Includes the following numbers of shares issuable upon the exercise of stock options and/or warrants exercisable within 60 days: Mr. Martin-21,428 shares; Dr. Davis-20,142 shares; Mr. DeLuccia-128,027 shares; Mr. Echenberg-18,433 shares; Dr. Zabriskie-48,898 shares; Mr. Patriacca-68,497 shares; Mr. Snyder-66,558 shares; Dr. Chan-63,746 shares; and Mr. Deegan-39,404 shares.
(9) Does not include the following numbers of vested shares in our 401(k) Plan contributed by us to match portions of cash contributions by the following Plan participants: Mr. Patriacca-3,272 shares; Mr. Snyder- 3,097 shares; Dr. Chan-3,309 shares; and Mr. Deegan-3,360 shares.
(10) Includes 8,296 shares and 4,148 shares issuable upon the exercise of warrants exercisable within 60 days that, in each case, are held by Eckvest Equity Inc., of which Mr. Echenberg is the President and sole equity owner.
(11) Includes 66,368 shares and 33,184 shares issuable upon the exercise of warrants exercisable within 60 days that, in each case, are held by Lansing Brown Investments LLC, of which Dr. Zabriskie and his wife are the managers and sole equity holders.
(12) Includes 142,857 shares of common stock issuable upon the exercise of a warrant that is exercisable within 60 days.

                          PROPOSALS BY SECURITY HOLDERS

     No stockholder has requested the Company to include any additional proposals in this Information Statement.

            DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

     We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, we will deliver only one copy of our Information Statement to stockholders to multiple stockholders who share the same address (if they appear to be members of the same family) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience for our shareholders and saves money by reducing the number of duplicate documents.

     If you and other shareholders of record with whom you share an address currently receive multiple copies of our Information Statement and wish to receive only a single copy of future Information Statements, please contact ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or call toll-free (800) 542-1061. If you participate in householding and wish to receive additional copies of the current Information Statement, or if you wish to revoke your consent and receive separate copies of Information Statements, please contact ADP as described above.


                                             By Order of the Board of Directors,

                                             /s/ Glenn E. Deegan, Esq.
                                             -----------------------------------
Lexington, Massachusetts                     Glenn E. Deegan, Esq.
January 17, 2006                             VICE PRESIDENT, GENERAL COUNSEL AND
                                                        SECRETARY

                                                                      APPENDIX A

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              MACROCHEM CORPORATION

     MacroChem Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The name of the Corporation is MacroChem Corporation

     SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on May 15, 1992.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted a resolution by written consent setting forth a proposed amendment to the Corporation's Certificate of Incorporation.

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for approval, and was duly adopted by written consent in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Certificate of Amendment was 5,983,341 shares of Common Stock and 250 shares of Series C Cumulative Convertible Preferred Stock (the "SERIES C STOCK"), which Series C Stock is convertible, in the aggregate, into 11,740,170 shares of Common Stock and votes on an as-if-converted into Common Stock basis (subject to the Beneficial Ownership Cap (as defined in the Certificate of Designations, Rights and Preferences of the Series C Stock)) together with the Common Stock. A majority of the shares of Common Stock represented by the outstanding shares of Common Stock and the outstanding shares of Series C Stock (on an as-if-converted to Common Stock basis), voting together as a single class, consented to this Certificate of Amendment of the Certificate of Incorporation. The consent required was a majority of the shares of Common Stock represented by the outstanding shares of Common Stock and the outstanding shares of Series C Stock (on an as-if-converted to Common Stock basis), voting together as a single class.

     FIFTH: Accordingly, upon the effectiveness hereof, paragraph 4 of the Corporation's Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

"The total number of shares of stock which the corporation shall have authority to issue is one hundred-six million (106,000,000) shares, 100,000,000 of which shall be Common Stock, of the par value of One Cent ($.01) per share; 6,000,000 of which shall be Preferred Stock, of the par value of One Cent ($.01) per share, 500,000 of which shall be designated as "Series A Convertible Preferred Stock", of the par value of One Cent ($.01) per share, and 1,500 of which shall be designated as "Series C Cumulative Convertible Preferred Stock", of the par value of One Cent ($.01) per share, amounting in the aggregate to One Million Sixty Thousand and 00/100 Dollars ($1,060,000.00). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each six (6) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the over-the-counter market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

Additional designations and powers, preferences and rights and qualifications, limitations or restrictions thereof of the shares of stock shall be determined by the Board of Directors of the Corporation from time to time."

     IN WITNESS WHEREOF, MacroChem Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this ____day of _________, 2006.


MACROCHEM CORPORATION
By:



-------------------------------------
Robert J. DeLuccia
PRESIDENT AND CHIEF EXECUTIVE OFFICER
VICE CHAIRMAN OF THE BOARD